Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $15.10 FOR END OF THIRD QUARTER 2010

LUXEMBOURG, Grand Duchy of Luxembourg, November 1, 2010 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced third quarter 2010 basic book value per share of $15.93 and diluted book value per share of $15.10, up 4.3% and 4.4%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended September 30, 2010, was $37.3 million, or $0.48 per diluted share, compared to a net income of $67.1 million, or $0.80 per diluted share, for the quarter ended September 30, 2009.  Net income attributable to Flagstone’s common shareholders for the nine months ended September 30, 2010, was $82.0 million, or $1.02 per diluted share, compared to a net income of $170.7 million, or $2.01 per diluted share, for the nine months ended September 30, 2009.

Operating highlights for the three and nine months ended September 30, 2010 and 2009 included the following:

	For the three months ended September 30,			For the nine months ended September 30,
	2010	2009	% Change	2010	2009	% Change
	(Expressed in millions of U.S. dollars, except % changes and ratios)

Operating income (1)	$6.5	$46.9	(86.1)%	$38.6	$136.1	(71.6)%

Gross premiums written	$185.6	$174.6	6.3%	$955.5	$864.8	10.5%

Net premiums earned	$198.7	$195.5	1.6%	$647.6	$555.3	16.6%

Combined ratio	100.1%	77.0%	23.1%	100.5%	75.3%	25.2%

Total return on investments	2.6%	2.0%	0.6%	3.3%	3.1%	0.2%

(1)
Operating income, a non-GAAP financial measure, is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to net income attributable to Flagstone is presented at the end of this release.

“I am pleased to report that our diluted book value per share increased by 4.4% for the quarter” said David Brown, Flagstone’s Chief Executive Officer. “This growth in value occurred despite a material net loss of $52.5 million from the Christchurch earthquake and $14.1 million of one-off charges related to expense reduction.  In some quarters, and this is one, our diversified strategy will result in us sharing in losses that don’t necessarily impact the broader industry.  Despite this, we did manage to grow book value this quarter above our targeted annualized rate and remain convinced that our cumulative underwriting results demonstrate the long-run attractiveness of our focus on highly technical underwriting, risk management, and diversification. We continue to optimize our global underwriting platform, and as a result of our efforts, our expense ratios (excluding one-offs), are trending towards mean industry levels resulting in $4.2 million of G&A savings this quarter over last.

 “We are committed to our focus on technical underwriting supported by industry leading proprietary analytics and systems.  To be clear, we continue to have one of the largest cat modeling and analytics team in the market, supported by a deep and highly technical Research and Development team.  Fortunately, the significant number of proprietary systems we have developed over the last four and a half years are now substantially complete and our expense will naturally reduce as we complete the large-scale design and development phase and now focus all our efforts on further research and enhancement.  Our emphasis on the global and technical platform enables our diversification as well as our ability to source business on a global basis. This puts our capital to work with one of the highest premium to capital ratios in the sector which is one of our many strengths.

Mr. Brown added:  “We see significant value in our franchise and view the recent share price levels as an historic opportunity to add shareholder value by continuing to buy back stock through our authorized repurchase plan. In the quarter we repurchased an additional 1.4 million shares at an average price of $10.43.  For 2011 we anticipate that rates in our preferred lines of business will be flat to modestly lower.  We plan to remain disciplined, not increase our risk or exposure and are likely to repurchase shares when we see exceptional opportunities to do so.

Our Board, my executive team and I are very pleased with the direction and status of Flagstone. We expect our continued focus on maximizing value from the business we have built to result in enhanced long term financial performance for our stakeholders and continued security for our clients.”

Results of Operations

The Company regularly reviews its financial results and assesses performance on the basis of three reportable segments: Reinsurance, Lloyd’s and Island Heritage (previously referred to as our Insurance segment).  Please refer to the “Segment Reporting” tables on pages 12 and 13 for more information. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting results

Reinsurance segment

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the three months ended September 30, 2010 and 2009:

	For the three months ended September 30,
	2010	2009	$ Change	% Change

Property catastrophe reinsurance	$63,162	$69,715	$(6,553)	(9.4)%
Property reinsurance	35,888	31,689	4,199	13.3%
Short tail specialty and casualty reinsurance	30,651	30,870	(219)	(0.7)%
Gross premiums written	129,701	132,274	(2,573)	(1.9)%
Premiums ceded	(13,565)	(24,168)	10,603	(43.9)%
Net premiums written	116,136	108,106	8,030	7.4%
Net premiums earned	161,671	173,408	(11,737)	(6.8)%
Other related income	295	1,037	(742)	(71.5)%
Loss and loss adjustment expenses	(95,780)	(69,134)	(26,646)	38.5%
Acquisition costs	(21,949)	(29,972)	8,023	(26.8)%
General and administrative expenses	(40,094)	(28,237)	(11,857)	42.0%
Underwriting income	$4,143	$47,102	$(42,959)	(91.2)%

Loss ratio	59.2%	39.9%		19.3%
Acquisition cost ratio	13.6%	17.3%		(3.7)%
General and administrative expense ratio	24.8%	16.3%		8.5%
Combined ratio	97.6%	73.5%		24.1%

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2010 (New Zealand earthquake), as compared to the same period in 2009, and to the increase in general and administrative expenses, which is related to asset impairment losses.

•	Premiums ceded were 10.5% of gross reinsurance premiums written compared to 18.3% for the same period in 2009.

•
Each quarter, we review our premiums estimates and commission accruals based on information provided by brokers and clients. For proportional treaties, gross premiums written and related acquisition costs are estimated on a quarterly basis based on discussions with ceding companies, together with historical experience and management’s judgment. During the quarter ended September 30, 2010, we recorded negative premiums adjustments on a number of large proportional treaties.  As a result, gross premiums written, net premiums earned and acquisition costs decreased for the quarter ended September 30, 2010.

•
The increase in the loss ratio compared to the third quarter of 2009 was primarily due to more significant losses from catastrophic events in the current quarter compared to the same period last year, including net incurred losses related to the New Zealand earthquake ($51.2 million).

•
Each quarter we revisit our loss estimates for previous loss events.  During the quarter ended September 30, 2010, based on updated estimates provided by clients and brokers, we have recorded net adverse developments for prior accident years of $3.7 million. During the third quarter of 2009, the net favorable developments for prior catastrophe events were $0.4 million.

•	The increase in general and administrative expenses is mainly attributable to a one-time $12.9 million charge related to our decision to sell corporate aircraft.

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the nine months ended September 30, 2010 and 2009:

	For the nine months ended September 30,
	2010	2009	$ Change	% Change

Property catastrophe reinsurance	$479,660	$470,281	$9,379	2.0%
Property reinsurance	144,162	118,692	25,470	21.5%
Short tail specialty and casualty reinsurance	144,273	126,559	17,714	14.0%
Gross premiums written	768,095	715,532	52,563	7.3%
Premiums ceded	(120,395)	(120,610)	215	(0.2)%
Net premiums written	647,700	594,922	52,778	8.9%
Net premiums earned	532,296	512,139	20,157	3.9%
Other related income	3,260	3,541	(281)	(7.9)%
Loss and loss adjustment expenses	(305,773)	(189,279)	(116,494)	61.5%
Acquisition costs	(92,176)	(90,867)	(1,309)	1.4%
General and administrative expenses	(108,199)	(85,129)	(23,070)	27.1%
Underwriting income	$29,408	$150,405	$(120,997)	(80.4)%

Loss ratio	57.4%	37.0%		20.4%
Acquisition cost ratio	17.3%	17.7%		(0.4)%
General and administrative expense ratio	20.3%	16.6%		3.7%
Combined ratio	95.0%	71.3%		23.7%

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2010, such as the New Zealand earthquake, which occurred in the third quarter, Deepwater Horizon loss discussed above, which occurred in the second quarter and the net losses on the first quarter Chile earthquake, as compared to the same period in 2009, as well as a significant increase in general and administrative expenses. The increase in general and administrative expense is discussed in more detail below.

•
The increase in gross property reinsurance premiums written is primarily due to increased signed shares with existing clients and the addition of new clients, also the increase in gross short tail specialty and casualty reinsurance premiums written are primarily driven by increased business with existing clients and the addition of new clients.

•	Premiums ceded were 15.7% of gross reinsurance premiums written compared to 16.9% for the same period in 2009.

•
The increase in the loss ratio compared to the same period in 2009 was primarily due to more significant losses from catastrophic events in the current period compared to the same period last year, including net incurred losses related to the New Zealand earthquake ($51.2 million), the Chile earthquake ($59.4 million) and to, Deepwater Horizon oil rig ($27.5 million).  The Deepwater Horizon loss is driven by an ILW loss of $25.0 million, approximately 91.0% of which is attributable to Mont Fort.  While such loss expenses are consolidated within our results, they do not impact Flagstone’s net income as they are attributable to the noncontrolling interest.  The loss (net of recoveries and reinstatement premiums) to Flagstone’s reinsurance segment from the Deepwater Horizon rig was $4.4 million.

•
The increase in general and administrative expenses is mainly attributable to a one-time $12.9 million charge related to our decision to sell corporate aircraft, a $2.2 million expense related to the resignation of our Executive Chairman, and an impairment charge of $1.1 million for intangible assets.

Lloyd’s segment

Below is a summary of the underwriting results and ratios for our Lloyd’s segment for the three months ended September 30, 2010 and 2009:

	For the three months ended September 30,
	2010	2009	$ Change	% Change

Property reinsurance	$16,123	$11,621	$4,502	38.7%
Short tail specialty and casualty reinsurance	19,444	12,735	6,709	52.7%
Gross premiums written	35,567	24,356	11,211	46.0%
Premiums ceded	(4,812)	(10,243)	5,431	(53.0)%
Net premiums written	30,755	14,113	16,642	117.9%
Net premiums earned	36,921	18,291	18,630	101.9%
Other related income	845	1,454	(609)	(41.9)%
Loss and loss adjustment expenses	(23,466)	(11,012)	(12,454)	113.1%
Acquisition costs	(8,961)	(4,648)	(4,313)	92.8%
General and administrative expenses	(6,333)	(4,187)	(2,146)	51.3%
Underwriting loss	$(994)	$(102)	$(892)	(874.5)%

Loss ratio	63.6%	60.2%		3.4%
Acquisition cost ratio	24.3%	25.4%		(1.1)%
General and administrative expense ratio	17.2%	22.9%		(5.7)%
Combined ratio	105.1%	108.5%		(3.4)%

•
The increase in the gross property premiums written is primarily due to the growth in direct and facultative and binder business, while the growth in gross specialty premiums written is primarily due to growth in hull and energy business.

•	Premiums ceded were 13.5% of gross premiums written compared to 42.1% of gross premiums written for the same quarter in 2009.

•
Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were less than $0.1 million compared to $0.8 million for the same quarter in 2009.  This amount is eliminated upon consolidation.

•	The loss expenses for the three months ended September 30, 2010 have increased due to the growth in the business.

•
The decrease in acquisition cost ratio is primarily attributable to changes in the business mix.  Acquisition costs include brokerage, gross commission costs, profit commission and premium taxes. The acquisition cost ratio is calculated by dividing acquisition cost expenses by net premiums earned.

•
General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.  The increase in the third quarter of 2010, as compared to the same period in 2009, is primarily related to the growth in our Lloyd’s operations and an impairment charge of $1.2 million for intangible assets.

Below is a summary of the underwriting results and ratios for our Lloyd’s segment for the nine months ended September 30, 2010 and 2009:

	For the nine months ended September 30,
	2010	2009	$ Change	% Change

Property reinsurance	$66,413	$39,060	$27,353	70.0%
Short tail specialty and casualty reinsurance	82,116	70,889	11,227	15.8%
Gross premiums written	148,529	109,949	38,580	35.1%
Premiums ceded	(23,901)	(21,767)	(2,134)	9.8%
Net premiums written	124,628	88,182	36,446	41.3%
Net premiums earned	110,219	38,495	71,724	186.3%
Other related income	10,976	3,887	7,089	182.4%
Loss and loss adjustment expenses	(92,073)	(24,331)	(67,742)	278.4%
Acquisition costs	(26,349)	(8,532)	(17,817)	208.8%
General and administrative expenses	(17,890)	(11,484)	(6,406)	55.8%
Underwriting loss	$(15,117)	$(1,965)	$(13,152)	(669.3)%

Loss ratio	83.5%	63.2%		20.3%
Acquisition cost ratio	23.9%	22.2%		1.7%
General and administrative expense ratio	16.2%	29.8%		(13.6)%
Combined ratio	123.6%	115.2%		8.4%

•	The increase in the gross property premiums written is primarily due to the growth in direct and facultative and binder business.

•	Premiums ceded were 16.1% of gross premiums written compared to 19.8% of gross premiums written for the same period in 2009.

•
Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $6.1 million compared to $3.8 million for the same period in 2009.  The 2009 intercompany reinsurance program began during the second quarter. This amount is eliminated upon consolidation.

•
Other related income, derived from services provided to syndicates and third parties, increased primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account, recorded in the first quarter  of 2010 in the amount of $7.0 million.

•	Loss events recorded include:

·	Second quarter 2010 - loss of $17.3 million related to the Deepwater Horizon oil rig ($14.0 million net of reinstatement premiums), and
·	First quarter 2010 - loss of $6.6 million related to the Chile earthquake ($6.3 million net of reinstatement premiums).

•
General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses. The increase is primarily related to the growth in Lloyd’s operations and an impairment charge of $1.2 million for intangible assets.

Island Heritage segment

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the three months ended September 30, 2010 and 2009:

	For the three months ended September 30,
	2010	2009	$ Change	% Change

Gross premiums written	$29,479	$28,215	$1,264	4.5%
Premiums ceded	(16,994)	(15,621)	(1,373)	8.8%
Net premiums written	12,485	12,594	(109)	(0.9)%
Net premiums earned	102	3,818	(3,716)	(97.3)%
Other related income	5,677	4,127	1,550	37.5%
Loss and loss adjustment expenses	157	(29)	186	(641.4)%
Acquisition costs	(4,113)	(3,560)	(553)	15.5%
General and administrative expenses	(2,911)	(2,842)	(69)	2.4%
Underwriting (loss) income	$(1,088)	$1,514	$(2,602)	171.9%

Loss ratio (1)	(2.7)%	0.4%		(3.1)%
Acquisition cost ratio (1)	71.2%	44.8%		26.4%
General and administrative expense ratio (1)	50.4%	35.8%		14.6%
Combined ratio (1)	118.9%	81.0%		37.9%

(1) All ratios are calculated using expenses divided by net premiums earned plus other related income.

•
The increase in gross premiums written is primarily related to growth in the U.S. Virgin Islands and Bahamas, partially offset by decreased business in the Cayman Islands and Turks and Caicos. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 57.6% of gross premiums written compared to 55.4% of gross premiums written for the same quarter in 2009.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $9.1 million compared to $9.4 million for the same period in 2009. This amount is eliminated on consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions. The other related income includes $4.4 million related to the quota share arrangement between Island Heritage and Flagstone Suisse. This amount is eliminated upon consolidation.

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the nine months ended September 30, 2010 and 2009:

	For the nine months ended September 30,
	2010	2009	$ Change	% Change

Gross premiums written	$70,557	$70,025	$532	0.8%
Premiums ceded	(65,886)	(63,535)	(2,351)	3.7%
Net premiums written	4,671	6,490	(1,819)	(28.0)%
Net premiums earned	5,073	4,694	379	8.1%
Other related income	16,822	14,815	2,007	13.5%
Loss and loss adjustment expenses	(485)	(800)	315	(39.4)%
Acquisition costs	(12,494)	(10,304)	(2,190)	21.3%
General and administrative expenses	(7,146)	(7,531)	385	(5.1)%
Underwriting income	$1,770	$874	$896	(102.5)%

Loss ratio (1)	2.2%	4.1%		(1.9)%
Acquisition cost ratio (1)	57.1%	52.8%		4.3%
General and administrative expense ratio (1)	32.6%	38.6%		(6.0)%
Combined ratio (1)	91.9%	95.5%		(3.6)%

(1) All ratios are calculated using expenses divided by net premiums earned plus other related income.

•
The slight increase in gross premiums written is primarily related to continued growth in the Bahamas, offset by softening of rates in the U.S. Virgin Islands and the Cayman Islands. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 93.4% of gross premiums written compared to 90.7% of gross premiums written for the same period in 2009.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $25.6 million compared to $26.9 million for the same period in 2009. This amount is eliminated upon consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions.  The other related income includes $11.9 million related to the quota share arrangement between Island Heritage and Flagstone Suisse.  This amount is eliminated upon consolidation.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments.  For the three and nine months ended September 30, 2010, the total return on invested assets was 2.6% and 3.3%, respectively, compared to 2.0% and 3.1%, respectively for the three and nine months ended September 30, 2009.  The change in the return on invested assets of 0.6% and 0.2% during the three and nine months ended September 30, 2010, compared to the same periods in 2009 is primarily due to the positive performance of equity and commodities markets along with tightening of credit spreads and decreasing interest rates.

Net investment income

Net investment income for the three months ended September 30, 2010 was $7.5 million compared to $10.8 million for the same period in 2009, a decrease of $3.3 million.  The decrease is principally due to amortization on our treasury inflation-linked securities and decreasing interest rates. In the current quarter, our treasury inflation-linked securities had lower amortization income compared to the same quarter of 2009, due to the lower inflation rates in the current quarter. These decreases were partially offset by the increase in asset level in the current quarter.

Net investment income for the nine months ended September 30, 2010, was $23.0 million compared to $19.7 million for the same period in 2009, an increase of $3.3 million.  The increase is primarily due to the amortization on our treasury inflation-linked securities as well as the increase in asset level in the current year. During the nine months ended September 30, 2010, our treasury inflation-linked securities had higher amortization income compared to the same period in 2009, due to the higher inflation rates in the current period. These increases were partially offset by lower interest rates during the period.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on our investment portfolio amounted to $40.2 million and $37.3 million for the three and nine months ended September 30, 2010, respectively, compared to gains of $21.3 million and $26.5 million for the three and nine months ended September 30, 2009, respectively.  These amounts comprise  net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, global equities, global bonds, commodities and “to be announced” mortgage-backed securities, and total return swaps.  The increase in the net realized and unrealized gains on investment for the three and nine months ended September 30, 2010, were primarily due to tightening of credit spreads and decrease in interest rates.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its non-investment currency exposure with derivatives such as foreign currency swaps and forward currency contracts. Net realized and unrealized gains - other amounted to $7.7 million and $11.4 million for the three and nine months ended September 30, 2010, respectively, compared to $1.4 million and $11.3 million, respectively, for the same periods in 2009.

The components of the $7.7 million and $11.4 million gains for the three and nine months ended September 30, 2010, are as follows:

	Three months ended	Nine months ended
	September 30, 2010	September 30, 2010
	(Expressed in thousands of U.S. dollars)
Currency swaps	$1,818	$(948)
Foreign currency forward contracts	5,289	10,628
Reinsurance derivatives	570	1,689
Net realized and unrealized gains - other	$7,677	$11,369

Interest expense

Interest expense was $2.7 million and $7.7 million for the three and nine months ended September 30, 2010, respectively, compared to $2.8 million and $9.5 million for the three and nine months ended September 30, 2009, respectively.  Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses.  The decrease in interest expense for the three and nine months ended September 30, 2010, compared to the same periods in 2009 is primarily related to the decrease in short term interest rates from period to period.

Flagstone shareholders’ equity

During the third quarter of 2010, the Company repurchased 1,420,960 common shares pursuant to its buyback program at a total cost of $14.8 million. As of September 30, 2010, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At September 30, 2010, Flagstone’s shareholders' equity was $1.2 billion and diluted book value per common share was $15.10.

Additional information

The Company will host a conference call on Tuesday, November 2, 2010, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody's Investors Service.  Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.   Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited September 30, 2010, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at September 30, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share data)

	As at September 30, 2010	As at December 31, 2009

ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2010 - $1,492,989; 2009 - $1,198,187)	$1,563,469	$1,228,561
Short term investments, at fair value (Amortized cost: 2010 - $20,253; 2009 - $231,609)	19,469	232,434
Other investments	108,855	46,224
Total investments	1,691,793	1,507,219
Cash and cash equivalents	308,962	352,185
Restricted cash	51,266	85,916
Premium balances receivable	403,861	278,956
Unearned premiums ceded	90,084	52,690
Reinsurance recoverable	27,834	19,270
Accrued interest receivable	14,007	11,223
Receivable for investments sold	26,321	5,160
Deferred acquisition costs	74,779	54,637
Funds withheld	25,806	22,168
Goodwill and intangibles	48,368	52,323
Assets held for sale	11,000	-
Other assets	123,392	125,021
Total assets	$2,897,473	$2,566,768

LIABILITIES
Loss and loss adjustment expense reserves	$683,278	$480,660
Unearned premiums	497,011	330,416
Insurance and reinsurance balances payable	78,430	62,864
Payable for investments purchased	17,205	11,457
Long term debt	251,472	252,402
Other liabilities	87,688	63,155
Total liabilities	1,615,084	1,200,954

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued and outstanding (2010 - 76,588,153; 2009 - 82,985,219)	850	850
Common shares held in treasury, at cost (2010 - 8,405,106; 2009 - 2,000,000)	(84)	(20)
Additional paid-in capital	830,107	892,817
Accumulated other comprehensive loss	(6,319)	(6,976)
Retained earnings	399,499	324,347
Total Flagstone shareholders' equity	1,224,053	1,211,018
Noncontrolling interest in subsidiaries	58,336	154,796
Total equity	1,282,389	1,365,814
Total liabilities and equity	$2,897,473	$2,566,768

Unaudited Consolidated Condensed Statements of Operations and Comprehensive Income
For the three and nine months ended September 30, 2010 and September 30, 2009
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009
REVENUES
Gross premiums written	$185,649	$174,590	$955,462	$864,784
Premiums ceded	(26,273)	(39,781)	(178,463)	(175,192)
Net premiums written	159,376	134,809	776,999	689,592
Change in net unearned premiums	39,318	60,708	(129,411)	(134,264)
Net premiums earned	198,694	195,517	647,588	555,328
Net investment income	7,488	10,779	22,992	19,672
Net realized and unrealized gains - investments	40,165	21,286	37,305	26,469
Net realized and unrealized gains - other	7,677	1,373	11,369	11,273
Other income	1,785	4,269	19,357	11,771
Total revenues	255,809	233,224	738,611	624,513

EXPENSES
Loss and loss adjustment expenses	119,089	80,175	398,331	214,410
Acquisition costs	30,615	35,224	119,036	99,464
General and administrative expenses	49,338	35,266	133,235	104,144
Interest expense	2,690	2,814	7,749	9,490
Net foreign exchange losses	17,072	2,390	5,260	3,125
Total expenses	218,804	155,869	663,611	430,633
Income before income taxes and interest in earnings of equity investments	37,005	77,355	75,000	193,880
Provision for income tax	(966)	(532)	(4,256)	(76)
Interest in earnings of equity investments	(364)	(370)	(906)	(1,048)
Net income	35,675	76,453	69,838	192,756
Less: Loss (income) attributable to noncontrolling interest	1,586	(9,323)	12,196	(22,069)
NET INCOME ATTRIBUTABLE TO FLAGSTONE	$37,261	$67,130	$82,034	$170,687

Net income	$35,675	$76,453	$69,838	$192,756
Change in currency translation adjustment	5,352	(4,656)	471	2,610
Change in defined benefit pension plan obligation	83	480	186	159
Comprehensive income	41,110	72,277	70,495	195,525
Less: Comprehensive loss (income) attributable to noncontrolling interest	1,586	(9,577)	12,196	(23,899)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FLAGSTONE	$42,696	$62,700	$82,691	$171,626

Weighted average common shares outstanding—Basic	77,631,156	84,004,784	79,871,964	84,711,027
Weighted average common shares outstanding—Diluted	77,772,847	84,176,602	80,071,159	84,909,340
Net income attributable to Flagstone per common share—Basic	$0.48	$0.80	$1.03	$2.01
Net income attributable to Flagstone per common share—Diluted	$0.48	$0.80	$1.02	$2.01
Distributions declared per common share (1)	$0.04	$0.04	$0.12	$0.12

(1)           Distributions declared per common share are in the form of a non-dividend return of capital. Prior to the Company’s redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

Segment Reporting (unaudited)
For the three months ended September 30, 2010 and September 30, 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended September 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$129,701	$35,567	$29,479	$(9,098)	$185,649
Premiums ceded	(13,565)	(4,812)	(16,994)	9,098	(26,273)
Net premiums written	116,136	30,755	12,485	-	159,376
Net premiums earned	$161,671	$36,921	$102	$-	$198,694
Other related income	295	845	5,677	(4,408)	2,409
Loss and loss adjustment expenses	(95,780)	(23,466)	157	-	(119,089)
Acquisition costs	(21,949)	(8,961)	(4,113)	4,408	(30,615)
General and administrative expenses	(40,094)	(6,333)	(2,911)	-	(49,338)
Underwriting income (loss)	$4,143	$(994)	$(1,088)	$-	$2,061
Loss ratio (2)	59.2%	63.6%	(2.7)%		59.9%
Acquisition cost ratio (2)	13.6%	24.3%	71.2%		15.4%
General and administrative expense ratio (2)	24.8%	17.2%	50.4%		24.8%
Combined ratio (2)	97.6%	105.1%	118.9%		100.1%

	For the three months ended September 30, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$132,274	$24,356	$28,215	$(10,255)	$174,590
Premiums ceded	(24,168)	(10,243)	(15,621)	10,251	(39,781)
Net premiums written	108,106	14,113	12,594	(4)	134,809
Net premiums earned	$173,408	$18,291	$3,818	$-	$195,517
Other related income	1,037	1,454	4,127	(2,956)	3,662
Loss and loss adjustment expenses	(69,134)	(11,012)	(29)	-	(80,175)
Acquisition costs	(29,972)	(4,648)	(3,560)	2,956	(35,224)
General and administrative expenses	(28,237)	(4,187)	(2,842)	-	(35,266)
Underwriting income (loss)	$47,102	$(102)	$1,514	$-	$48,514
Loss ratio (2)	39.9%	60.2%	0.4%		41.0%
Acquisition cost ratio (2)	17.3%	25.4%	44.8%		18.0%
General and administrative expense ratio (2)	16.3%	22.9%	35.8%		18.0%
Combined ratio (2)	73.5%	108.5%	81.0%		77.0%

(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios are calculated using expenses divided by net premiums earned plus other related income.

Segment Reporting (unaudited)
For the nine months ended September 30, 2010 and September 30, 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the nine months ended September 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$768,095	$148,529	$70,557	$(31,719)	$955,462
Premiums ceded	(120,395)	(23,901)	(65,886)	31,719	(178,463)
Net written premiums	647,700	124,628	4,671	-	776,999
Net premiums earned	$532,296	$110,219	$5,073	$-	$647,588
Other related income	3,260	10,976	16,822	(11,983)	19,075
Loss and loss adjustment expenses	(305,773)	(92,073)	(485)	-	(398,331)
Acquisition costs	(92,176)	(26,349)	(12,494)	11,983	(119,036)
General and administrative expenses	(108,199)	(17,890)	(7,146)	-	(133,235)
Underwriting income (loss)	$29,408	$(15,117)	$1,770	$-	$16,061
Loss ratio (2)	57.4%	83.5%	2.2%		61.5%
Acquisition cost ratio (2)	17.3%	23.9%	57.1%		18.4%
General and administrative expense ratio (2)	20.3%	16.2%	32.6%		20.6%
Combined ratio (2)	95.0%	123.6%	91.9%		100.5%

	For the nine months ended September 30, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$715,532	$109,949	$70,025	$(30,722)	$864,784
Premiums ceded	(120,610)	(21,767)	(63,535)	30,720	(175,192)
Net premiums written	594,922	88,182	6,490	(2)	689,592
Net premiums earned	$512,139	$38,495	$4,694	$-	$555,328
Other related income	3,541	3,887	14,815	(10,239)	12,004
Loss and loss adjustment expenses	(189,279)	(24,331)	(800)	-	(214,410)
Acquisition costs	(90,867)	(8,532)	(10,304)	10,239	(99,464)
General and administrative expenses	(85,129)	(11,484)	(7,531)	-	(104,144)
Underwriting income (loss)	$150,405	$(1,965)	$874	$-	$149,314
Loss ratio (2)	37.0%	63.2%	4.1%		38.6%
Acquisition cost ratio (2)	17.7%	22.2%	52.8%		17.9%
General and administrative expense ratio (2)	16.6%	29.8%	38.6%		18.8%
Combined ratio (2)	71.3%	115.2%	95.5%		75.3%

(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios are calculated using expenses divided by net premiums earned plus other related income.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

 These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  You are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures – Regulation G

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per common share”, and “operating income” which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.   Diluted book value per common share is defined as total Flagstone’s shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSU”) and restricted share units (“RSU”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share. The warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at September 30, 2010 and September 30, 2009.

Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

Book Value Per Share (unaudited)
As at September 30, 2010 and December 31, 2009
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at September 30, 2010	As at December 31, 2009

Flagstone shareholders' equity	$1,224,053	$1,211,018
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$1,224,053	$1,211,018

Cumulative distributions paid per outstanding common share (3)	$0.52	$0.40

Common shares outstanding - end of period	76,588,153	82,985,219
Vested RSUs	262,013	205,157
Total common shares outstanding - end of period	76,850,166	83,190,376

Potential shares to be issued:
PSUs expected to vest	3,945,058	3,305,713
RSUs outstanding	293,925	168,000
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	81,089,149	86,664,089

Basic book value per common share	$15.93	$14.56

Diluted book value per common share	$15.10	$13.97

Basic book value per common share plus accumulated distributions	$16.45	$14.96

Diluted book value per common share plus accumulated distributions	$15.62	$14.36

Distributions per common share paid during the period (3)	$0.12

(1) No proceeds due when exercised
(2) Below strike price - not dilutive
(3) Distributions paid per common share are in the form of a non-dividend return of capital. Prior to the Company’s redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends

Operating Income (unaudited)
For the three and nine months ended September 30, 2010 and September 30, 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Net income attributable to Flagstone	$37,261	$67,130	$82,034	$170,687

Adjustments for:
Net realized and unrealized (gains) - investments	(40,165)	(21,286)	(37,305)	(26,469)
Net realized and unrealized (gains) - other	(7,677)	(1,373)	(11,369)	(11,273)
Net foreign exchange losses	17,072	2,390	5,260	3,125

Net operating income	$6,491	$46,861	$38,620	$136,070

Average Flagstone shareholders' equity	$1,210,178	$1,116,197	$1,217,535	$1,061,814

Annualized net operating return on average Flagstone shareholders' equity	2.1%	16.8%	4.2%	17.1%